Exhibit 3.2

Bear Creek Corporation

CERTIFICATE OF AMENDMENT

TO RESTATED CERTIFICATE OF INCORPORATION

Bear Creek Corporation, a Delaware corporation (the “Company”), organized under and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. That the Board of Directors of the Company proposes and declares advisable the following amendment to the Restated Certificate of Incorporation of the Company:

RESOLVED, that the Restated Certificate of Incorporation of the Company be amended by changing Article FIRST so that, as amended, such Article shall read as follows:

“FIRST: The name of the Corporation is Harry & David Operations Corp.”

2. That all other provisions of the Restated Certificate of Incorporation of the Company shall remain in full force and effect.

3. That the foregoing amendment was duly adopted by the stockholders of the Company in accordance with Sections 228 and 242 of the DGCL and by the Board of Directors of the Company in accordance with the applicable provisions of Sections 141(f) and 242 of the DGCL.

4. That said capital of the Company shall not be reduced under or by reason of said amendment.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Bear Creek Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of the 29th day of July 2005.

By:	/s/ STEPHEN V. O’CONNELL
Name:	Stephen V. O’Connell
Title:	Chief Financial Officer and Chief Administrative Officer